Exhibit 99.1

Thoma Bravo and Talend Announce Receipt of All Required Regulatory Approvals
for Tender Offer for Talend

SAN FRANCISCO and REDWOOD CITY, Calif. and SURESNES, France, July 19, 2021 – Thoma Bravo and Talend (NASDAQ: TLND) today announced the receipt of all required regulatory approvals and clearances, including authorization by the French Ministry of the Economy and Finance (MINEFI), for Thoma Bravo's tender offer for Talend. The regulatory approval process also included the previously announced expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and receipt of other customary transactional regulatory approvals.

As previously announced on June 11, 2021, Thoma Bravo has commenced a tender offer to acquire all of the outstanding ordinary shares and American Depositary Shares (“ADSs”) of Talend for $66.00 per ordinary share and ADS (each ADS representing one ordinary share) in cash, without interest and less any applicable withholding taxes. The tender offer is being made pursuant to the memorandum of understanding between Talend and Thoma Bravo dated March 10, 2021.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on July 28, 2021, unless extended or terminated. The closing of the tender offer is subject to the valid tender of ordinary shares and ADSs of Talend representing – together with ordinary shares and ADSs of Talend beneficially owned by Thoma Bravo, if any – at least 80% of the fully diluted ordinary shares and ADSs.

The tender offer is expected to close in the third quarter of 2021, and Talend will hold a general meeting of shareholders on July 26, 2021 to vote on transactions that would result in the Company structurally, but not operationally, redomiciling in the Netherlands. Following the closing of the tender offer and completion of the redomiciling and related transactions, any ordinary shares or ADSs not tendered will be redeemed for a price equal to the price per ordinary share and ADS paid in the tender offer. The tender offer is not contingent on the redomiciling and related transactions. The Company expects to complete the redomiciling and related transactions in the fourth quarter of 2021.

About Talend

Talend (NASDAQ: TLND), a leader in data integration and data integrity, is changing the way the world makes decisions.

Talend Data Fabric is the only platform that seamlessly combines an extensive range of data integration and governance capabilities to actively manage the health of corporate information. This unified approach is unique and essential to delivering complete, clean, and uncompromised data in real-time to all employees. It has made it possible to create innovations like the Talend Trust Score™, an industry-first assessment that instantly quantifies the reliability of any data set.

Over 6,500 customers across the globe have chosen Talend to run their businesses on healthy data. Talend is recognized as a leader in its field by leading analyst firms and industry media. For more information, please visit www.talend.com and follow us on Twitter: @Talend.

About Thoma Bravo

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With more than $76 billion in assets under management as of December 31, 2020, Thoma Bravo partners with a company's management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. The firm has offices in San Francisco and Chicago. For more information, visit thomabravo.com.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. ("Talend"), Tahoe BidCo B.V. ("Purchaser") commenced a tender offer for all of the outstanding ordinary shares and American Depositary Shares ("ADSs"), each representing one ordinary share, of Talend on June 11, 2021. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Talend. It is also not a substitute for the tender offer materials that Purchaser filed with the Securities and Exchange Commission (the "SEC") or the solicitation/recommendation statement that Talend filed on Schedule 14D-9 with the SEC upon commencement of the tender offer. Purchaser filed tender offer materials on Schedule TO with the SEC, and Talend filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND'S STOCKHOLDERS and ADS HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement are available to Talend's stockholders and ADS holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend's stockholders and ADS holders by contacting Talend at ir@talend.com, or by visiting Talend's website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) are available at no charge on the SEC's website (www.sec.gov). TALEND'S STOCKHOLDERS AND ADS HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR TALEND WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Purchaser, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contacts

Talend

Investor Contact:

Damaari Drumright

Vice President, Treasury and Investor Relations

ddrumright@talend.com

650-667-5160

Media Contact:

Chris Taylor, 408-674-1238

Vice President, Corporate Marketing

ctaylor@talend.com

Eric Brielmann or Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Thoma Bravo:

Thoma Bravo Communications

Megan Frank

212-731-4778

mfrank@thomabravo.com

Finsbury Glover Hering

Andrew Johnson or Joe Berg

914-497-5138 / 203-984-2771

andrew.johnson@fgh.com / Joe.berg@fgh.com